Exhibit 10.1

Urgent

Document Issued by Agricultural Bank of China,

Yunnan Province Branch, Business Department

Agricultural Bank Business Department’s Reply [2009] No.150

Written Reply to Grant the Credit of RMB110 Million Yuan to
Kunming Shenghuo Pharmaceutical (Group) Limited Inc.

To Shuanglong Branch:

           We have received the investigative report and related materials jointly submitted by your company and the Business Department regarding granting a line of credit of RMB 110,000,000.00 to Kunming Shenghuo Pharmaceutical (Group) Limited Inc. After having held the Business Department’s 2009 33rd Loans examination Committee Conference, we now approve and reply as below:

1.

The Agricultural Bank of China, Yunnan Branch agrees to grant a credit totaled RMB110 million Yuan to Kunming Shenghuo Pharmaceutical (Group) Limited, Inc. whose credit will expire one year later dated from the day when this written reply was issued.

2.	Type of Credit: working capital loans and business of bank acceptance draft

3.	Secure Method of Credit: secured by real estates, machines and equipments, and pledge of stock rights.

4.	Interest Rate of the Loans: subject to interest rate approved by the Business Department, whose execution is subject to the rules of delegation of authorities.

5.	Any loan business occurred within the scope of this credit shall be handled in accordance with the rules regulated by the Banking Department.

6.	Regulatory Requirements:

1)

The granted credit may be used after the procedures of collateral mortgage, pledge, and guarantee are completed legally, fully, and effectively under the Property Law. Real property mortgage shall be used first toward the line of credit, then followed by equipment mortgage and, lastly, by stock pledge.

	2)	A formal Assessment Report on Mortgaged Properties shall be issued by an assets evaluating organization recognized by our Branch.

	3)	The use of this loan must strictly comply with the purpose for which the loan was granted.

	4)	The major shareholders and management of the Company are required to obtain life insurance coverage.

	5)	All subsidiaries are required to open bank accounts with Agricultural Bank of China for cash administration. This will enable our bank to supervise the overall situation of money-collection and enhance commercial loan’s rate of return.

6)	The Company is required to buy insurance coverage for those mortgaged properties (machineries and facilities) and designate Agricultural Bank of China as the primary beneficiary.

7)	Client promises not to mortgage or pledge its assets to other financial organizations before repaying our bank loans.

8)	The post-lending management shall be strengthened to avoid credit and loan risk.

          Please contact the Banking Department if you have any question.

August 6, 2009
[stamp]
Agricultural Bank of China Limited Inc.,
Yunnan Province Branch,
Business Department

Keyword: Credit & Loan Business Credit Approved Reply
Internal Distribution: Vice President Liu, Vice President Qing, Company’s Business Department, Credit & Loans Management Department.
Document Issuing Department: Credit & Loans Management Department	Proofreader: Yang Yang Typist: Qing Mei Oh
Agricultural Bank of China Yunnan Province Branch Business Department Office	Printed & Distributed on August 6, 2009